UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2013

PORTSMOUTH SQUARE, INC.

(Exact name of Registrant as Specified in its charter)

CALIFORNIA	0-4057	94-1674111
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10940 Wilshire Blvd., Suite 2150, Los Angeles, CA	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

(a)           Offer to Redeem. On December 18, 2013, Justice Investors, a California limited partnership (“Justice” or the “Partnership”), completed its Offer to Redeem any and all limited partnership interests not held by Portsmouth Square, Inc. (the “Company”), and the Loan Agreements, as defined in (b) below. In addition, the requisite approval of amendments to its Amended and Restated Agreement of Limited Partnership became effective upon the completion of the Offer to Redeem and the consummation of the Loan Agreements. Such amendments are described in (c) below. As a result, the Company is now the sole General Partner of Justice.

Justice has accepted tenders, for cash, of approximately 29.173% of the limited partnership interests outstanding prior to the Offer to Redeem, and payments to the holders of such interests, in the amount of $1,385,000 for each 1% tendered, are in the process of being distributed. In addition, Justice has accepted the election of holders of approximately 17.146% of the limited partnership interests outstanding prior to the Offer to Redeem to participate in the alternate redemption structure, which allows them to redeem their limited partnership interests at some time within the next 12 months for certain property or cash or a combination of property and cash. The Company, which prior to the Offer to Redeem owned 50% of the then outstanding limited partnership interests, now owns approximately 93% of the limited partnership interests of Justice.

(b)           Justice Loan Agreements. On December 18, 2013: (i) Justice Operating Company, LLC, a Delaware limited liability company (“Operating”), entered into a loan agreement (“Mortgage Loan Agreement”) with Bank of America (“Mortgage Lender”); and (ii) Justice Mezzanine Company, a Delaware limited liability company (“Mezzanine”), entered into a mezzanine loan agreement (“Mezzanine Loan Agreement” and, together with the Mortgage Loan Agreement, the “Loan Agreements”) with ISBI San Francisco Mezz Lender LLC (“Mezzanine Lender” and, together with Mortgage Lender, the “Lenders”). Justice is the sole member of Mezzanine, and Mezzanine is the sole member of Operating.

The Loan Agreements provide for a $97,000,000 Mortgage Loan and a $20,000,000 Mezzanine Loan. A portion of the proceeds of the Loan Agreements was used to fund the redemption of limited partnership interests described in (a) above.

The Mortgage Loan is secured by the Partnership’s principal asset, the Hilton San Francisco-Financial District (the “Property”). The Mortgage Loan initially bears an interest rate of 5.2750515% per annum and matures in January 2024. As additional security for the Mortgage Loan, there is a limited guaranty (“Mortgage Guaranty”) executed by the Company in favor of Mortgage Lender.

The Mezzanine Loan is a secured by the Operating membership interest held by Mezzanine. The Mezzanine Loan initially bears interest at 9.75% per annum and matures in January, 2024. As additional security for the Mezzanine Loan, there is a limited guaranty executed by the Company in favor of Mezzanine Lender (the “Mezzanine Guaranty” and, together with the Mortgage Guaranty, the “Guaranties”).

The Guaranties are limited to what is commonly referred to as “bad boy” acts, such as: (i) fraud or intentional misrepresentations; (ii) gross negligence or willful misconduct; (iii) misapplication or misappropriation of rents, security deposits, insurance or condemnation proceeds; and (iv) failure to pay taxes or insurance, among other things. The Guaranties will be in full recourse under specific circumstances, including failure to maintain “single purpose” status, transfer of the Property in violation of the applicable loan documents, the Property being subject to a bankruptcy proceeding, among other circumstances. Pursuant to the Guaranties, the Company is required to maintain a minimum net worth of not less than $70,000,000 and liquidity of not less than $8,500,000.

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Each of the Loan Agreements contains customary representations and warranties, events of default, reporting requirements, affirmative covenants and negative covenants, which impose restrictions on, among other things, organizational changes of the respective borrower, operations of the Property, agreements with affiliates and third parties. Each of the Loan Agreements provides for mandatory prepayments under certain circumstances (including casualty or condemnation events) and voluntary prepayments, subject to satisfaction of prescribed conditions set forth in the Loan Agreements.

(c)           Limited Partnership Agreement Amendments.

In conjunction with the Offer to Redeem, the Partnership solicited, and obtained, consents from holders of the requisite limited partnership interests to amendments to the Justice Amended and Restated Agreement of Limited Partnership, which became effective upon the completion of the Offer to Redeem and the consummation of the Loan Agreements. Such amendments include:

•	Providing for a single general partner;
•	Providing for Class B limited partnership interests, which, if issued, would represent interests in the Partnership; and
•	Permitting the General Partner to admit additional limited partners, subject to certain restrictions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTSMOUTH SQUARE, INC.

Date: December 23, 2013	By:	/s/Michael G. Zybala
	Name:	Michael G. Zybala
	Title:	Vice President, Secretary & General Counsel

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